UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEVRO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NEVRO CORP.

1800 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2018

To the Stockholders of Nevro Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nevro Corp., a Delaware corporation (the “Company”), will be held on May 21, 2018 at 10:30 a.m. Pacific time. This year’s Annual Meeting will be held entirely online to allow greater participation and improved communication, and provide cost savings for our stockholders and the Company.  You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/NVRO, where you will be able to listen to the meeting live, submit questions and vote.  The Annual Meeting will be held for the following purposes:

1.	To elect three Class I directors to hold office until the 2021 annual meeting of stockholders or until their successors are elected;
2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018;

3.

To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 28, 2018 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote as follows on the matters to be presented to stockholders at the Annual Meeting:

1.	FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement;
2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement; and
3.	FOR the advisory vote to approve the compensation of the Company’s named executive officers, as described in Proposal No. 3 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR 2017 ANNUAL REPORT ON FORM 10-K AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE SECTION TITLED “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/S/ RAMI ELGHANDOUR
Rami Elghandour
President and Chief Executive Officer
Redwood City, California
April 6, 2018

NEVRO CORP.

1800 Bridge Parkway

Redwood City, California 94065

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2018

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Nevro Corp. (referred to herein as the “Company,” “Nevro,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 21, 2018 at 10:30 a.m. Pacific time.  The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NVRO, where you will be able to listen to the meeting live, submit questions and vote online.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our 2018 Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 28, 2018 (the “Record Date”) for the first time on or about April 6, 2018. The Notice of Internet Availability will contain instructions on how to access and review the 2018 Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://www.nevro.com/.

The only outstanding voting securities of Nevro are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 29,938,549 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, in attendance online or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including any adjournments or postponements thereof. You are invited to attend the Annual Meeting online; however, you are not required to attend the Annual Meeting in order to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about April 6, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 29,938,549 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, EQ Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting online, we urge you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares during the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on three (3) proposals:

•	Proposal 1—the election of three Class I directors to hold office until our 2021 annual meeting of stockholders;
•

Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

•	Proposal 3—a non-binding, advisory vote on the compensation of our named executive officers.

 In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I attend the Virtual Annual Meeting?

This year’s Annual Meeting will be held entirely online to allow greater participation and improved communication and provide cost savings for our stockholders and the Company.  Stockholders of record as of March 28, 2018 will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/NVRO.  To join the Annual Meeting, you will need to have your 16-digit control number which is included on your Notice of Internet Availability of Proxy Materials and your proxy card.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.
•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.
•	For Proposal 3, you may either vote “For” or “Against” or abstain from voting.

 Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting online, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote online. In such case, your previously submitted proxy will be disregarded.

•	To vote at the Annual Meeting, attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/NVRO.
•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us on or prior to May 7, 2018, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.
•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent before you can vote at the Annual Meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online before the Annual Meeting takes place, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes as the Inspector of Election (the “Inspector”). If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector appointed for the Annual Meeting. For all proposals, the Inspector will separately count “For” and, with respect to Proposal 2 and 3, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2) is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) and non-binding advisory vote on the compensation of our named executive officers (Proposal 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the three nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal 3, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval.  While the vote on this resolution is advisory and not binding on us, our Compensation Committee and our Board will consider the outcome of the vote on this resolution when considering future executive compensation decisions.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the three nominees for director;
•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

•	“For” the non-binding, advisory vote regarding the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees and Innisfree M&A Incorporated may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies, but Innisfree M&A Incorporated will be paid its customary fee of approximately $20,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065.
•

You may attend the Annual Meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/NVRO. Simply attending the Annual Meeting online will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 13, 2018, to our Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065; provided that if the date of the annual meeting is more than 30 days from May 21, 2019, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 25, 2019 and February 24, 2019; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 21, 2019, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in attendance online or represented by proxy at the Annual Meeting. On the Record Date, there were 29,938,549 shares outstanding and entitled to vote. Accordingly, 14,969,275 shares must be represented by stockholders in attendance online at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, in attendance online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of eight seated directors, divided into the three following classes:

•	Class I directors: Brad Vale, Ph.D., D.V.M., Michael DeMane and Lisa D. Earnhardt, whose current terms will expire at the Annual Meeting;
•	Class II directors: Ali Behbahani, M.D., Wilfred E. Jaeger, M.D. and Rami Elghandour, whose current terms will expire at the annual meeting of stockholders to be held in 2019; and
•	Class III directors: Frank Fischer and Shawn T McCormick, whose current terms will expire at the annual meeting of stockholders to be held in 2020.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Dr. Vale, Mr. DeMane and Ms. Earnhardt have been nominated to serve as Class I directors and have each elected to stand for re-election. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held within the Company as of March 31, 2018:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting
Brad Vale, Ph.D., D.V.M. (2)	65	Director	2015
Michael DeMane	61	Chairman of the Board	2011
Lisa D. Earnhardt (1)(3)	48	Director	2015

Class II Directors whose terms expire at the 2019 Annual Meeting of Stockholders
Ali Behbahani, M.D. (2)(3)	41	Director	2014
Wilfred E. Jaeger, M.D. (1)(2)	62	Director	2012
Rami Elghandour	39	President and Chief Executive Officer	2016

Class III Directors whose terms expire at the 2020 Annual Meeting of Stockholders
Frank Fischer (3)	76	Director	2012
Shawn T McCormick (1)	53	Director	2014

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

Brad Vale, Ph.D., D.V.M., has served on our board of directors since March 2015. Dr. Vale was Head of Johnson & Johnson Development Company, or JJDC, from January 2012 to March 2015. Dr. Vale joined JJDC in March 1992, and in April 2008, was appointed to the position of Vice President, Head of Venture Investments. From September 1989 to March 1992, Dr. Vale supported Johnson & Johnson’s medical device businesses at the Corporate Office of Science and Technology as an Executive Director. From 1982 to 1989, he was at Ethicon, Inc., a Johnson & Johnson subsidiary, working on preclinical studies, new business development, and a coronary artery bypass graft internal venture. Dr. Vale currently serves or has served on the board of directors of several private companies. Dr. Vale holds a Ph.D. from Iowa State University, a D.V.M. from Washington State University and a B.S. in Chemistry and Biology from Beloit College. We believe that Dr. Vale is qualified to serve on our Board due to his investment experience and strategic leadership in the life sciences industry.

Michael DeMane joined us in March 2011 and has served as our Chief Executive Officer and as Executive Chairman.  Effective January 1, 2017, Mr. DeMane transitioned to non-executive Chairman of the Board. Mr. DeMane has served on the board of directors of several private companies since 2009, as well as on the board of directors of eResearch Technology, Inc., a public company specializing in contract research clinical services, from July 2008 to April 2012. From March 2009 to June 2010, Mr. DeMane served as a Senior Advisor to Thomas, McNerney & Partners, a healthcare venture firm. Mr. DeMane served as the Chief Operating Officer of Medtronic, Inc. from August 2007 to April 2008. Prior to his COO role, Mr. DeMane served at Medtronic Inc. as Senior Vice President from May 2007 to August 2007, Senior Vice President and President: Europe, Canada, Latin America and Emerging Markets from August 2005 to May 2007, Senior Vice President and President: Spinal, ENT and Navigation from February 2002 to August 2005, and President, Spinal from January 2000 to February 2002. Prior to that, he was President at Interbody Technologies, a division of Medtronic Sofamor Danek, Inc., from June 1998 to December 1999. From April 1996 to June 1998, Mr. DeMane served at

Smith & Nephew Pty. Ltd. as Managing Director, Australia and New Zealand, after a series of research and development and general management positions with Smith & Nephew Inc. Mr. DeMane earned a B.S. in Chemistry from St. Lawrence University and an M.S. in Bioengineering from Clemson University. We believe that Mr. DeMane is qualified to serve on our Board due to his investment experience, strategic leadership track record, service on other boards of directors of companies in the healthcare industry and his service as our Chief Executive Officer.

Lisa D. Earnhardt has served on our Board since June 2015.  She has served as President and Chief Executive Officer of Intersect ENT and as a member of its board of directors since March 2008. Prior to joining Intersect ENT, Ms. Earnhardt served as President of Boston Scientific’s Cardiac Surgery division (formerly known as Guidant Corporation, or Guidant) from June 2006 to January 2008 until its sale to Getinge Group. From August 1996 to April 2006, Ms. Earnhardt worked at Guidant in a variety of sales and marketing leadership positions. Ms. Earnhardt served on the board of directors of Kensey Nash, a publicly traded company from 2011 until it was acquired by Royal DSM NA in 2012, where she served on the board’s nominating and governance and audit committees. Ms. Earnhardt holds an M.B.A. from Northwestern’s Kellogg School of Management and a B.S. in Industrial Engineering from Stanford University. We believe that Ms. Earnhardt is qualified to serve on our Board due to her operational and management experience in the medical device industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

Ali Behbahani, M.D. has served on our board of directors since September 2014. Dr. Behbahani joined New Enterprise Associates, Inc., or NEA, in 2007 and is a Partner on the healthcare team. Prior to joining NEA, Dr. Behbahani worked as a consultant in business development at The Medicines Company, a specialty pharmaceutical company developing acute care cardiovascular products. Dr. Behbahani previously held positions as a venture associate at Morgan Stanley Venture Partners and as a healthcare investment banking analyst at Lehman Brothers. He conducted basic science research in the fields of viral fusion inhibition and structural proteomics at the National Institutes of Health and at Duke University. Dr. Behbahani currently serves on the board of directors of several private companies. Dr. Behbahani has also been a director of Adaptimmune Therapeutics plc, a public biopharmaceutical company, since September 2014, and serves on the nominating and governance committee. Dr. Behbahani has been a director of Genocea Biosciences, Inc., a public biopharmaceutical company, since February 2018 and serves on the audit committee. Dr. Behbahani holds an M.D. from The University of Pennsylvania School of Medicine, an M.B.A. from The University of Pennsylvania Wharton School and a B.A. in Biomedical Engineering, Electrical Engineering and Chemistry from Duke University. We believe that Dr. Behbahani is qualified to serve on our Board due to his experience in the life science industry and his investment experience.

Wilfred E. Jaeger, M.D. has served on our board of directors since January 2012. Dr. Jaeger cofounded Three Arch Partners in 1993 and has served as a Partner and Managing Member since that time. Prior to co-founding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. Dr. Jaeger currently serves on the board of directors of Concert Pharmaceuticals, Inc., a public clinical stage biopharmaceutical company, as well as numerous private companies. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, an M.D. from the University of British Columbia School of Medicine and an M.B.A from the Stanford Graduate School of Business. We believe that Dr. Jaeger is qualified to serve on our Board due to his investment experience, strategic leadership track record and service on other boards of directors of life sciences companies.

Rami Elghandour joined us in October 2012, and has served as our Chief Business Officer and currently serves as our President and Chief Executive Officer. From September 2008 to October 2012, Mr. Elghandour managed investments for Johnson & Johnson Development Corporation, or JJDC, where he led several investments and served on the board of directors of a number of private companies, including our board of directors. Additionally, he led strategic initiatives in the development and management of JJDC’s portfolio. From 2001 to 2006, Mr. Elghandour worked for Advanced Neuromodulation Systems, Inc. (acquired by St. Jude Medical), a medical device company, where he led firmware design and development on several implantable neurostimulators. Mr. Elghandour received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. in Electrical and Computer Engineering from Rutgers University School of Engineering. We believe that Mr. Elghandour is qualified to serve on our Board due to his investment and engineering experience, strategic track record, and his service as our President and Chief Executive Officer.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Frank Fischer has served on our board of directors since October 2012. Mr. Fischer joined NeuroPace, Inc., a privately held developer of treatment devices for neurological disorders, in 2000 and currently serves as its President and Chief Executive Officer. From May 1998 to September 1999, Mr. Fischer was President, Chief Executive Officer and a director of Heartport, Inc., a formerly publicly traded cardiac surgery company (later acquired by Johnson & Johnson in 2001). From 1987 to 1997, Mr. Fischer served as President and Chief Executive Officer of Ventritex, Inc., a publicly-traded designer, developer, manufacturer and marketer of implantable defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation, which was acquired by St. Jude Medical in 1997. Mr. Fischer currently serves on the board of directors of several privately held companies. Mr. Fischer received a B.S. in Mechanical Engineering and a M.S. in Management from Rensselaer Polytechnic Institute. We believe that Mr. Fischer is qualified to serve on our Board due to his extensive operational and management experience in the life science and medical device industries.

Shawn T McCormick has served on our board of directors since September 2014. Mr. McCormick served as Chief Financial Officer of Tornier N.V., a public medical device company, from September 2012 to October 2015 when Tornier merged with Wright Medical Group. From April 2011 to February 2012, Mr. McCormick was Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a public endovascular device company acquired by Covidien plc in July 2010. From May 2008 to January 2009, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a public medical device company, where he was responsible for leading Medtronic’s worldwide business development activities. From 2007 to 2008, Mr. McCormick served as Vice President, Corporate Technology and New Ventures of Medtronic. From 2002 to 2007, Mr. McCormick was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic, including Corporate Development Director, Principal Corporate Development Associate, Manager, Financial Analysis, Senior Financial Analyst and Senior Auditor. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. He was a director of Entellus Medical, Inc., a public medical device company, and served as the chairman of the audit committee and as a member of the nominating and corporate governance committee from November 2014 to February 2018 when Entellus was sold to Stryker. Mr. McCormick has been a director of SurModics, Inc., a public medical device and in vitro diagnostic technologies company, since December 2015 and serves on the audit committee and corporate governance and nominating committee.  Mr. McCormick earned his M.B.A. from the University of Minnesota’s Carlson School of Management and his B.S. in Accounting from Arizona State University. He is a Certified Public Accountant (inactive license). We believe that Mr. McCormick is qualified to serve on our Board due to his financial expertise and extensive operational experience in the medical device industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be in attendance online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to PricewaterhouseCoopers LLP during the years ended December 31, 2017 and 2016. The Audit Committee approved all of the fees described below incurred since our initial public offering in November 2014.

	Years Ended
	December 31,
	2017	2016
Audit Fees (1)	$1,695,220	$1,826,325
Tax Fees (2)	—	56,257
Audit-Related Fees (3)	95,000	—
All Other Fees (4)	2,700	2,700
Total Fees	$1,792,920	$1,885,282

(1)

Audit fees of PricewaterhouseCoopers LLP for 2017 and 2016 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and for services associated with our issuance of convertible senior debt in a registered underwritten public offering, which was completed in June 2016.

(2)	Tax fees of PricewaterhouseCoopers LLP for 2016 were for tax advisory services.
(3)

Audit-Related fees of PricewaterhouseCoopers LLP for 2017 were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” This primarily consists of fees for service organization control (“SOC”) audits under Statement on Standards for Attestation Engagements No.16.

(4)	Other fees of PricewaterhouseCoopers LLP for 2017 and 2016 include support services not included in the service categories above.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available in the “Corporate Governance” section of our website at http://www.nevro.com/.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP since our initial public offering in November 2014 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Nevro under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of our website at http://www.nevro.com/. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Nevro’s audited financial statements as of and for the year ended December 31, 2017.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and is seeking ratification of such selection by the stockholders.

Audit Committee
Shawn T McCormick, Chairman
Lisa D. Earnhardt
Wilfred E. Jaeger, M.D.

PROPOSAL NO. 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, commonly known as a “Say-on-Pay” vote.  Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosures that follow.

Board Recommendation

Our Compensation Committee and the Board believe that the information provided in the “Compensation Discussion and Analysis” section of this proxy statement, compensation tables and accompanying narrative disclosures demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders’ interests to support long-term value creation.

Accordingly, our Board recommends that stockholders vote “FOR” the following resolution:

RESOLVED, that stockholders of Nevro Corp. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosures of this Proxy Statement.

While the vote on this resolution is advisory and not binding on us, the Compensation Committee, or our Board, the Compensation Committee and our Board values thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. Our Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. Unless our Board modifies its policy on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at the 2019 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Conduct and Ethics is available in the “Corporate Governance” section of our website at http://www.nevro.com/. We expect that any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at http://www.nevro.com/.

Independence of the Board of Directors

Under New York Stock Exchange rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent New York Stock Exchange listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our directors, other than Mr. DeMane and Mr. Elghandour, qualify as “independent” directors in accordance with the New York Stock Exchange listing requirements. Mr. DeMane is not considered independent because he served as an executive officer of Nevro within the last three years. Mr. Elghandour is not considered independent because he is our current President and Chief Executive Officer. The New York Stock Exchange’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by New York Stock Exchange rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under New York Stock Exchange rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of New York Stock Exchange rules and regulations.

Leadership Structure of the Board

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Currently, Mr. DeMane serves as the Chairman of the Board and Mr. Elghandour serves as the President and Chief Executive Officer.

During 2017, Mr. Fischer served as the presiding independent director at meetings of the independent members of the Board when they met in executive session. In his role as presiding independent director, Mr. Fischer presided over the executive sessions of the Board in which Mr. Elghandour and Mr. DeMane did not participate and served as a liaison to the Chief Executive Officer and management on behalf of the independent members of the Board.

The Board believes its current leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by non-management directors. We believe that Mr. DeMane’s experience as our Chairman of the Board and as our former Chief Executive Officer helps maintain effective communication and coordination between the Board and Mr. Elghandour, our current President and Chief Executive Officer.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make changes as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include focused discussions and analyses of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and
•	annually reviews the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Shawn T McCormick, Lisa D. Earnhardt and Wilfred E. Jaeger, M.D. Mr. McCormick serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our Board has determined that

Mr. McCormick is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board has determined that each of Mr. McCormick, Ms. Earnhardt and Dr. Jaeger are independent under the applicable rules of New York Stock Exchange and under the applicable rules of the SEC. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and New York Stock Exchange. A copy of the Audit Committee charter is available to security holders in the “Corporate Governance” section of the Company’s website at http://www.nevro.com/.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and recommends to our Board corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers, other than the Chief Executive Officer, based on such evaluations. Our Board retains the authority to determine and approve, upon the recommendation of the Compensation Committee, the compensation of the Chief Executive Officer, unless such authority has been delegated to the Compensation Committee. Our executive officers submit proposals to the Compensation Committee regarding our executive and director compensation, which the Compensation Committee may recommend to our Board. The Compensation Committee also recommends to our Board the issuance of restricted stock units, stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee to the extent consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), applicable laws and regulations and New York Stock Exchange rules. The current members of our Compensation Committee are Drs. Behbahani, Jaeger and Vale. Dr. Jaeger serves as the chairman of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of the New York Stock Exchange and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as that term is defined in Section 162(m) of the Code.

In 2016, our Compensation Committee retained Radford Consulting, Inc. (“Radford”), a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions and to review compensation proposals of management. Radford reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with the Compensation Committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is available to security holders in the “Corporate Governance” section of the Company’s website at http://www.nevro.com/.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Dr. Behbahani, Ms. Earnhardt and Mr. Fischer. Mr. Fischer serves as the chairman of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the New York Stock Exchange relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter. A copy of the Nominating and Corporate Governance Committee charter is available to security holders in the “Corporate Governance” section of the Company’s website at http://www.nevro.com/.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the industries in which we compete and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of business and career experience relevant to the success of the Company; and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the Company and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days, and not more than 120 days, prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1800 Bridge Parkway, Redwood City, California 94065.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met four times during the last year. The Audit Committee met six times, the Compensation Committee met six times and the Nominating and Corporate Governance Committee met twice. During 2017, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors attended our annual meeting of stockholders in 2017.

Stockholder or Any Other Interested Party Communications with the Board of Directors

Should stockholders or any other interested party wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients.

Communications that do not relate to the responsibilities of the intended recipients as directors of the Company (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded.

Compensation Committee Interlocks and Insider Participation

During 2017, our Compensation Committee consisted of Drs. Behbahani, Jaeger and Vale. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Below, we describe transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s service as a director or executive officer.

Registration Rights Agreement

We entered into an amended and restated registration rights agreement with certain of our investors, including entities with which certain of our directors are or were affiliated, prior to our initial public offering in November 2014.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. We did not enter into any such transactions in 2017 and all of the transactions described in this section occurred prior to the adoption of this policy.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Nevro under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee
Wilfred E. Jaeger, M.D., Chairman
Ali Behbahani, M.D.
Brad Vale, Ph.D., D.V.M.

DIRECTOR COMPENSATION

Under our Director Compensation Program as in effect on January 1, 2017 (the “Director Compensation Program”), each non-employee director receives an annual cash retainer of $55,000, and the non-executive chair of the Board receives an additional annual cash retainer of $50,000.  Non-employee directors who serve on one or more committees also will be entitled to receive the following annual committee fees:

Committee	Chair	Other Member
Audit Committee	$25,000	$12,000
Compensation Committee	$15,000	$8,000
Nominating and Corporate Governance Committee	$12,000	$6,000

Under the Director Compensation Program, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting is granted an equity award with a grant date fair value of $225,000, rounded down to the nearest share.  Each non-employee director who is initially elected or appointed to our Board is granted an equity award with same grant date fair value, prorated for the director’s months of services before the next annual stockholder’s meeting.  Fifty percent of the value attributed to each equity award is granted in the form of stock options, and 50% of the value attributed to each equity award is granted in the form of restricted stock units (“RSUs”).  Each stock option vests as to 1/12th of the shares subject to the option each month following the grant date, which vesting will accelerate in full on the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. Each restricted stock unit award will vest on the earlier of the first anniversary of the grant date or the date of the next annual stockholder’s meeting, subject to continued service through such date.  All equity awards held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

Outside of the Director Compensation Program, in 2017, we reimbursed Mr. DeMane the cost of COBRA premiums paid for one month to assist him as he transitioned from Executive Chairman to Non-Executive Chairman of the Board.

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (2)	Total
Michael DeMane	$105,000	$112,465	$112,438	$329,903
Ali Behbahani, M.D.	$69,000	$112,465	$112,438	$293,903
Lisa D. Earnhardt	$73,000	$112,465	$112,438	$297,903
Frank Fischer	$67,000	$112,465	$112,438	$291,903
Wilfred E. Jaeger, M.D.	$82,000	$112,465	$112,438	$306,903
Shawn T McCormick	$80,000	$112,465	$112,438	$304,903
Brad Vale, Ph.D., D.V.M.	$63,000	$112,465	$112,438	$287,903

(1) The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal 2017 for their service as a director, including any annual retainer fees, committee and/or chairmanship fees.

(2) The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

As of December 31, 2017, each of our non-employee directors during 2017 held the following outstanding stock and option awards:

Name	Shares Subject to Outstanding Stock Awards	Shares Subject to Outstanding Option Awards
Michael DeMane	1,518	168,717
Ali Behbahani	1,518	19,444
Lisa D. Earnhardt	1,518	12,638
Frank Fischer	1,518	19,444
Wilfred E. Jaeger, M.D.	1,518	19,444
Shawn T McCormick	1,518	25,096
Brad Vale, Ph.D., D.V.M.	1,518	19,716

2018 Director Compensation

In November 2017, following a competitive assessment of our Director Compensation Program by Radford, our Board, upon recommendation by our Compensation Committee, approved certain changes to our Director Compensation Program (the “Amended Director Compensation Program”), effective January 1, 2018.  The assessment found that certain elements of the cash and equity compensation under the program were below the median of our peer group. Under the Amended Director Compensation Program, our Compensation Committee chair annual committee fee was increased from $15,000 to $18,250.  The annual cash fees payable to our non-employee directors otherwise remain the same as under our Director Compensation Program.  In addition, the grant date fair value for the annual director equity award was increased from $225,000 to $275,000.  The annual equity award also shifted to 100% RSUs in order to better align our directors’ equity awards with stockholders.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers and significant employees as of March 31, 2018.

Name	Age	Position(s)
Executive Officers
Rami Elghandour	39	President and Chief Executive Officer
Andrew H. Galligan	61	Chief Financial Officer
James Alecxih	53	Vice President, Worldwide Sales
Doug Alleavitch	57	Vice President, Quality
Christofer Christoforou	48	Vice President, Research and Development
Kashif Rashid	44	General Counsel, Corporate Secretary and Chief Compliance Officer
Patrick Schmitz	58	Vice President, Operations

Significant Employees
David Caraway, M.D., Ph.D.	61	Chief Medical Officer
Richard B. Carter	47	Vice President of Finance, Corporate Controller
Divya Ghatak	47	Vice President, Human Resources
Bradford E. Gliner	52	Vice President, Clinical & Regulatory Affairs
Katherine H. Neuenfeldt	39	Vice President, Market Access
Neeraj Teotia	43	Vice President, Marketing

Executive Officers

See above under “Proposal No. 1 Election of Directors” for biographical information for Rami Elghandour.

Andrew H. Galligan has served as our Chief Financial Officer since May 2010. From February 2009 to July 2010, Mr. Galligan served as Vice President of Finance and Chief Financial Officer at Ooma, a consumer electronics manufacturer and VOIP service provider. From 2007 to 2008, Mr. Galligan served as Vice President of Finance and CFO of Reliant Technologies, Inc. (later acquired by Solta Medical, Inc.), a medical device company. Mr. Galligan has also held the top financial executive position at several other medical device companies and began his career in various financial positions at KPMG and Raychem Corp. Mr. Galligan has served on the board of directors at OOMA, a publicly held consumer telecommunications company, since December 2014. Mr. Galligan also served on the board of directors of DiaDexus, Inc., a public medical diagnostics company, until January 2015. Mr. Galligan received a degree in Business Studies from Trinity College in Dublin, Ireland and is also a Fellow of the Institute of Chartered Accountants in Ireland.

James Alecxih has served as our Vice President, Worldwide Sales since December 2017. From January 2015 to November 2017, Mr. Alecxih was the founder and served as the Chief Executive Officer of Luminosity Professional Services, a firm that specializes in commercializing new and innovative medical devices in the U.S. and the international market place.  From September 2000 to December 2014, Mr. Alecxih held roles of increasing responsibility at Intuitive Surgical, Inc., a medical robotics company, most recently as Senior Vice President, Sales for North America, South America, Australia & New Zealand. From November 1995 to September 2000, Mr. Alecxih held a variety of sales management roles at Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson, where he joined via the acquisition of UltraCision, Inc., the manufacturer of the Harmonic Scalpel.  Mr. Alecxih received a B.A. in Business from Le Tourneau University.

Doug Alleavitch has served as our Vice President, Quality since April 2015.  From October 2009 to April 2015, Mr. Alleavitch served as Vice President, Operations and Quality Assurance at AEGEA Medical, Inc., a medical device company, where he oversaw manufacturing and quality assurance procedures. From August 2007 to September 2009, Mr. Alleavitch served first as Senior Director, Manufacturing and later as Vice President, Operations at AngioScore, Inc., a medical device company, where he oversaw AngioScore’s production, supply chain management and manufacturing engineering. From February 2002 to July 2007, Mr. Alleavitch served first as Director, Quality Assurance and later as Director, Operations at Boston Scientific, a medical device company. Mr. Alleavitch received a BS in Chemical Engineering from Cornell University, an M.S. in Industrial Engineering, and an M.B.A. from the University of Illinois, and an M.S. in Chemical Engineering from the Illinois Institute of Technology.

Christofer Christoforou has served as our Vice President, Research and Development since July 2016. From December 2014 to July 2016, Mr. Christoforou served as Vice President, Quality Engineering at Thoratec Corporation, a medical device company where he oversaw the operational, design and supplier quality engineering functions. From October 1999 to December 2014, Mr. Christoforou served in several leadership positions of increasing levels of responsibility at Thoratec Corporation. From August 1993 to February 1999, Mr. Christoforou served as a Manager of Engineering and various Engineering positions for United States Surgical Corporation, a producer of tools for use in surgery. Mr. Christoforou received a B.S. in Biomedical Engineering from Boston University and a M.S. in Biomedical Engineering from The Johns Hopkins University in Maryland.

Kashif Rashid has served as our General Counsel, Corporate Secretary and Chief Compliance Officer since December 2017. From March 2017 to December 2017, Mr. Rashid served as Vice President, Legal at Atara Biotherapeutics, Inc., a biotechnology company focused on T-cell immunotherapy.  From June 2008 to February 2017, Mr. Rashid served first as Associate General Counsel and later as Deputy General Counsel at St. Jude Medical, Inc., a medical device company. From September 1998 to June 2008, Mr. Rashid served in roles of increasing responsibility at General Electric Company's Healthcare business, Loews Corporation and Kaye Scholer, LLP, a global law firm. Mr. Rashid received a B.S. in Business Administration from the George Washington University and a J.D. from Georgetown University Law Center.

Patrick Schmitz has served as our Vice President, Operations since March 2016. From 2005 to October 2015, Mr. Schmitz served as Vice President, Operations at Thoratec Corporation, a medical device company, where he oversaw all domestic and international operations. From 2003 to 2005, Mr. Schmitz served as Vice President, North American Operations at GN ReSound, a medical device company. Mr. Schmitz also held several leadership positions in increasing levels of responsibility at St. Jude from 1993 to 2003. Mr. Schmitz holds a B.S. in Industrial Technology from the University of Wisconsin – Stout.

Significant Employees

David Caraway, M.D., Ph.D. has served as our Chief Medical Officer since April 2014. Before joining Nevro, from 2001 to May 2014, Dr. Caraway was the CEO of The Center for Pain Relief, Tri-State, L.L.C., in partnership with St. Mary’s Regional Medical Center in Huntington, West Virginia. Dr. Caraway has maintained an active medical practice for over 20 years and has held leadership positions in the North American Neuromodulation and the American Society of Interventional Pain Physicians. As a nationally recognized expert in the treatment of chronic pain, he has lectured regionally, nationally and internationally in the field of Interventional Pain Medicine and authored numerous publications in this field. Dr. Caraway received a B.S. in chemical engineering from the University of Virginia School of Engineering, an M.D. from the University of Virginia School of Medicine and a Ph.D. in biophysics from the University of Virginia Graduate School of Arts and Sciences. He also received post-graduate training in anesthesiology and pain management from the University of Virginia. Dr. Caraway is board certified by the American Board of Anesthesiology.

Richard B. Carter has served as our Vice President of Finance, Corporate Controller since November 2015, having held roles of increasing responsibility in finance and accounting since joining Nevro as Corporate Controller in September 2014.  From October 2013 to October 2014, Mr. Carter served as Corporate Controller at ClearEdge Power, Inc., a privately held fuel cell manufacturing company.  From December 2011 to October 2013, Mr. Carter served as the Vice President of Finance and Corporate Controller at Kovio, Inc., a privately held electronic device manufacturing company.  From March 2007 to December 2011, Mr. Carter served as Vice President of Finance and Corporate Controller at MiaSolé, a thin-film solar panel manufacturer.  Previously, Mr. Carter served as the Corporate Controller at PortalPlayer, Inc. and Transmeta Corporation, both publicly traded fabless semiconductor companies.  Mr. Carter received a B.S. in Business Administration from California State University, Chico.  Mr. Carter is a Certified Public Accountant (inactive license) and began his career as an auditor at Ernst & Young, LLP.

Divya Ghatak has served as our Vice President, Human Resources since April 2017. From January 2014 to April 2017, Ms. Ghatak served as Chief People Officer at GoodData, a data products and business intelligence company. From June 2007 to September 2013, Ms. Ghatak held various leadership roles at Cisco Systems.  From October 2004 to June 2007, Ms. Ghatak held several leadership roles at Tavant Technologies. From January 1999 to September 2004, Ms. Ghatak founded and ran her own executive search firm. Ms. Ghatak received a B.A. in Economics from Delhi University and an M.A. in Human Resources from Tata Institute of Social Sciences in Mumbai, India.

Bradford E. Gliner has served as our Vice President, Clinical and Regulatory Affairs since May 2011. From 2008 to May 2011, Mr. Gliner was President and CEO at MitoGuard Neuroscience, Inc., a photobiomodulation medical device company. From 1999 to 2008, Mr. Gliner was Vice President of Research at Northstar Neuroscience, Inc., a medical device company, where he led research on numerous neuromodulation applications. From 1992 to 1999, Mr. Gliner was also a co-founder of Heartstream, Inc. (acquired by Koninklijke Philips Electronics NV), a medical device company that manufactures and markets automatic external defibrillators. Mr. Gliner received a B.S. in Electrical Engineering from the University of Illinois and a M.S. in Biomedical Engineering from Johns Hopkins University in Maryland.

Katherine H. Neuenfeldt has served as our Vice President, Market Access since June 2017, having held roles of increasing responsibility since joining Nevro as a Senior Director, Marketing in October 2013.  Ms. Neuenfeldt joined the product marketing team at Medtronic in October 2008 and held increasing roles of responsibility and served as the Director of Professional Education and the Director of Marketing at Medtronic Vascular until July 2013. From August 2002 to September 2008, Ms. Neuenfeldt held roles in commercial marketing at Centocor, a Johnson & Johnson company; HealthTech, a think-tank forecasting the impact of future technology on healthcare delivery; and Triage, a healthcare consulting firm focused on hospital reimbursement and process improvement. Ms. Neuenfeldt received a M.B.A. from the Darden School of Business at the University of Virginia, a M.S. in Epidemiology from the Stanford School of Medicine, and holds a B.A. in Human Biology from Stanford University.

Neeraj Teotia has served as our Vice President, Marketing since May 2016, having held roles of increasing responsibility in marketing since joining Nevro as Director, Marketing in April 2014. From July 2012 to April 2014 Mr. Teotia served as a Director, New Business Development in the Global Surgery Group at Johnson & Johnson where he was responsible for assessing various licensing and acquisition opportunities. Prior to his role in New Business Development, Mr. Teotia worked in various marketing, licensing & acquisitions and research & development roles within the medical device group at Johnson & Johnson. Mr. Teotia received a M.B.A. from the Kellogg School of Management at Northwestern University and holds a B.S. in Electrical Engineering from the University of Illinois at Urbana-Champaign.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our Named Executive Officers (our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers serving at the end of fiscal 2017, collectively our “NEOs”) and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2017. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2017 and their positions as of the end of fiscal 2017 were as follows:

•	Rami Elghandour, President and Chief Executive Officer;
•	Andrew H. Galligan, Chief Financial Officer;
•	James Alecxih, Vice President, Worldwide Sales;
•	Doug Alleavitch, Vice President, Quality; and
•	Patrick Schmitz, Vice President, Operations.

Executive Summary

2017 Performance Highlights and Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2017 was aligned with the Company’s performance. Highlights of that performance include:

•	We achieved revenue of $326.7 million for the full year 2017, an increase of 43% over the prior year.
•	We hired and trained 79 additional sales representatives in the United States, allowing us to expand the commercialization of our HF10 therapy in the United States.
•	We received CE Mark for Full-Body MRI Conditional Labeling with the Senza® Spinal Cord Stimulation System and for Senza IITM Spinal Cord Stimulation System.
•	We successfully met product demand for the year.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance. For fiscal year 2017, approximately 92% of our NEOs’ total target compensation (calculated on the basis of base salary, grant date fair value of equity awards, target annual cash incentives and other compensation) was in the form of stock options, restricted stock units and annual cash incentives.

2017 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2017 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. The 2017 base salaries and target bonuses for our NEOs were set by our Compensation Committee, based on a number of considerations, including reference to compensation paid by our peer group.

•

Annual Cash Incentives. For our 2017 performance-based annual bonus program, our Compensation Committee selected a total of nine performance goals that were intended to promote our business plan and short-term goals, including with respect to sales and marketing, operations, research and development and clinical research. In light of our achievement against the performance goals, the Board determined to pay out annual bonuses at approximately 154% of target for each of our NEOs, reflecting overachievement against the two performance goals eligible for overachievement and our satisfaction of each of the “kicker” goals.

•

Equity-Based Long-Term Incentives. In 2017, we granted approximately 82% of our NEOs’ target direct compensation as equity-based compensation in the form of stock options and restricted stock units. We believe that stock options and restricted stock units effectively align the interests of our executives with those of our stockholders by tying the value delivered to our executives to the value of our common stock. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our NEOs will realize no value from their stock options.  In addition, restricted stock units complement our equity compensation program by providing additional retention value.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

•

Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance, and additionally is equity-based, in order to align the interests of our executive officers with stockholders.

•	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
•

Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review and provide recommendations regarding our executive compensation program and practices.

•	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations and their annual cash incentives are tied to corporate performance.
•	No tax gross-ups. We do not provide any tax gross-ups to our NEOs.
•	Limited perquisites. We do not provide any perquisites or personal benefits to our NEOs, other than as provided to our employees generally and in limited circumstances.
•	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Stockholder Advisory Vote to Approve Executive Compensation

At our 2017 annual meeting of stockholders, our stockholders voted 81.7% (excluding abstentions and broker non-votes) in favor of the non-binding advisory vote to approve the compensation of our named executive officers. Our compensation committee reviewed the result of the stockholder advisory vote on executive compensation, and in light of the substantial majority in favor of our compensation program, our compensation committee did not implement significant changes to our executive compensation programs as a result of the stockholder advisory vote.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;
•	Motivate our NEOs to help the Company achieve the best possible financial and operational results;
•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the median market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent.

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our Chief Executive Officer, whose compensation is determined by the Board.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee engages an independent compensation consultant to provide a competitive review of executive compensation, including base salary, annual incentives and equity compensation as compared with market data. In 2016, our Compensation Committee engaged Radford as our independent compensation consultant to provide competitive analysis of our executive compensation program.  In September 2016, following consultation with Radford, our Compensation Committee approved a new peer group (the “2016 Peer Group”) based primarily on an analysis of peer group revenue, headcount, and market capitalization.  The 2016 Peer Group consisted of the following:

• Abaxis	• CONMED	• Inogen	• NxStage Medical
• ABIOMED	• Cynosure	• Insulet	• Seattle Genetics
• Alkermes	• Dexcom	• Integra LifeSciences Holdings	• Spectranetics
• Bio-Techne	• Globus Medical	• Masimo	• Wright Medical Group N.V.
• Cantel Medical	• ICU Medical	• Nuvasive	• ZELTIQ Aesthetics

As of November 2016, as compared to the 2016 Peer Group, we were the lowest for revenue for the preceding four quarters and headcount and at the 56th percentile for 30-day average market capitalization.  In November 2016, our Compensation Committee reviewed Radford’s analysis of our 2016 executive compensation program with respect to the 2016 Peer Group.  Based on this analysis, our CEO and CFO’s total cash compensation was at or below the market 25th percentile, and our other NEOs’ total cash compensation generally fell between the 25th and 75th percentiles.  Equity ownership as of the 12 months prior to the analysis generally aligned with the 50th percentile for our CEO and CFO and between the 50th and 75th percentiles for our other NEOs (excluding new hire grants). The 2016 Peer Group was then used to establish the NEOs’ 2017 base salaries, bonus target and target total cash compensation, as well as support the equity awards granted to the NEOs that received equity awards in November 2016, and Mr. Elghandour’s equity award in January 2017.

In 2017, our Compensation Committee engaged Radford as our independent compensation consultant to provide competitive analysis of our executive compensation program.  In June 2017, following consultation with Radford, our Compensation Committee approved a new peer group (the “2017 Peer Group”) based primarily on an analysis of peer group revenue, headcount, and market capitalization.  The 2017 Peer Group consisted of the following:

• Abaxis	• CONMED	• Insulet	• Nuvasive
• ABIOMED	• Dexcom	• Integra LifeSciences Holdings	• NxStage Medical
• Alkermes	• Globus Medical	• Ionis Pharmaceuticals	• Penumbra
• Bio-Techne	• ICU Medical	• Masimo	• Seattle Genetics
• Cantel Medical	• Inogen	• Natus Medical	• Spectranetics
• Wright Medical Group N.V.

In November 2017, our Compensation Committee reviewed Radford’s analysis of our 2017 executive compensation program with respect to the 2017 Peer Group.  Based on this analysis, our NEOs’ total cash compensation generally fell between the 25th and 75th percentiles.  Equity ownership as of the 12 months prior to the analysis generally fell between the 50th and greater than 75th percentiles (excluding new hire grants). The 2017 Peer Group was then used to support the equity awards granted to the NEOs that received equity awards in November 2017 and establish the NEOs’ 2018 base salaries, bonus target and target total cash compensation.

Our Compensation Committee generally uses the peer group to help structure a competitive executive compensation program, position executive compensation by considering the 25th, 50th and 75th percentiles of market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;
•

Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•

Equity-Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options and restricted stock units, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2017 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In November 2016, our Compensation Committee approved salary increases, effective for 2017, of 30% for Mr. Elghandour, 30% for Mr. Galligan, 3% for Mr. Alleavitch and 3% for Mr. Schmitz. The base salary for Mr. Alecxih was set by the Compensation Committee at the time of his hire in December 2017.  In setting the base salaries of our NEOs, the Compensation Committee considered a number of factors, including those set forth above under “Determination of Executive Compensation”, as well as, for reference, the 25th, 50th and 75th percentiles of compensation paid by our peer group of companies, though it did not benchmark to any particular percentile. The 30% salary increases to Messrs. Elghandour and Galligan were intended to bring their base salary levels closer to the market median and the 50th – 75th percentiles of market, respectively, which the Compensation Committee deemed appropriate given their high levels of performance and the market with which we compete for talent, while the other NEOs’ base salaries were in closer alignment with the target market median. Following such determinations, our NEOs’ base salaries were as set forth below:

Name	2017 Annualized Base Salary
Rami Elghandour	$680,000
Andrew H. Galligan	$430,000
James Alecxih (1)	$350,000
Doug Alleavitch	$315,000
Patrick Schmitz	$315,000

(1) Mr. Alecxih was not eligible for a bonus in fiscal year 2017, as he was hired in December 2017.

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEOs’ target annual bonus and our achievement of corporate performance objectives.

In November 2016, our Compensation Committee approved increasing Mr. Elghandour’s target cash bonus from 75% to 100% of his base salary and Mr. Galligan’s target cash bonus from 60% to 65% of his base salary.  The target cash bonus for each of Messrs. Alleavitch and Schmitz remained at 50% of annual base salary. The target bonus for Mr. Alecxih was set by the Compensation

Committee at the time of his hire in December 2017 and is effective beginning January 1, 2018.  In setting the target cash bonuses of our NEOs, the Compensation Committee considered a number of factors, including those set forth above under “ Determination of Executive Compensation ”, as well as, for reference, the 25th, 50th and 75th percentiles of compensation paid by our peer group of companies, though it did not benchmark to any particular percentile. The salary increases to Messrs. Elghandour and Galligan were intended to bring their target bonus levels closer to the market median and the 50th – 75th percentiles of market, respectively, which the Compensation Committee deemed appropriate given their high levels of performance and the market with which we compete for talent. Following such determinations, our NEOs’ target bonuses were as set forth below:

Name	2017 Target Bonus (as a percentage of base salary)
Rami Elghandour	100%
Andrew H. Galligan	65%
James Alecxih	N/A
Doug Alleavitch	50%
Patrick Schmitz	50%

For fiscal year 2017, our Compensation Committee approved seven goals in the categories of sales and marketing, operations, research and development and clinical research under our annual bonus program. Our primary goals included (i) achieving worldwide revenue target of $320.0 million (which represented over 40% year over year revenue growth), (ii) hiring and training an additional 50 U.S. sales representatives by December 31, 2017, (iii) full commercial launch of Surpass surgical leads, (iv) successfully meeting product demand, (v) achieving 70% gross margin (calculated as gross profit as a percentage of revenue) by the fourth quarter of 2017, (vi) submitting applications to Federal Drug Administration and receiving certification for Senza II by December 31, 2017, and (vii) successful feasibility testing for certain products by December 31, 2017. Our 2017 cash incentive program also included two “kicker” goals, related to initiating certain clinical studies, which, subject to 100% achievement of all goals, could result in overall achievement of over 100% of our program.  Given that certain of our non-financial research and development and clinical research goals are related to our business strategy and are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. These goals were set by our Compensation Committee at a level our Compensation Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

For fiscal year 2017, our Compensation Committee allocated specific weightings to each performance goal, as set forth in the table below, and provided that the worldwide revenue goal and hiring and training U.S. sales representative goal would be eligible for overachievement in light of the strategic importance of these goals.  With respect to our worldwide revenue goal, percentage achievement was adjusted up or down by 2% for each 1% of overachievement or underachievement between overachievement and underachievement of 25% of the target level.  For our sales representative training goal, achievement would be deemed attained at 50 representatives, with percentage achievement increased by an additional 10% for 60 representatives and an additional 10% for 70 representatives or more.  For each other performance goal under the annual cash incentive program, the Board set general performance targets, but there was no minimum or maximum achievement for each performance target; instead, the Board weighs the achievement, partial achievement or non-achievement for each performance target when deciding the overall achievement level. Our corporate goals and their applicable weightings are set forth in the table below:

Performance Area	Weight
Worldwide revenue of $320.0M	50%
Hire and train 50 U.S. sales representatives	20%
Full commercial launch of Surpass surgical leads	10%
Successfully meet product demand forecast	5%
Achieve 70% gross margin by Q4 2017	5%
FDA submission and BSI approval for certain products	5%
Successful feasibility testing for certain products	5%
Total (primary goals)	100%
Initiate certain clinical studies	30%
Total	130%

Corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board prior to any allocation of the bonus. In March 2018, the Compensation Committee reviewed our 2017 company-wide performance with respect to determining bonuses to executive officers and the Board determined, after reviewing the recommendations from the Compensation Committee, a company-wide achievement of 154.17%.  The Compensation Committee determined that each of the nine performance goals was met, as well as the “kicker” goals related to initiating certain clinical studies.  In addition, with respect to the worldwide revenue and the hiring of U.S. sales representatives targets (the two performance goals eligible for overachievement), the Board determined that the Company exceeded the target, having achieved worldwide revenue of $326.7 million in fiscal year 2017 and hired and trained more than the maximum of 70 U.S. sales representatives.  Our resulting achievement percentage based on our primary goals was 124.17%, and 154.17% when including the achievement of our kicker goals. Accordingly, following its review and determinations, the Board approved, based on recommendations from the Compensation Committee, cash bonuses to the NEOs at 154.17% of their target bonus opportunity. The NEOs’ 2017 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2017 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In November 2017, as part of our annual compensation review process, we granted equity-based compensation to our NEOs in the form of stock options and restricted stock units, which we believe effectively align the interests of our executives with those of our stockholders.

The stock option awards vest as to 1/48th of the shares subject to the option on each monthly anniversary of November 14, 2017, subject to continued employment.  The RSUs vest as to 1/4th of the shares on each anniversary of November 1, 2017, subject to continued employment. The November 2017 annual grants of stock options and RSUs to our NEOs were as follows:

Name	Number of Shares Underlying Stock Options	RSUs
Rami Elghandour	70,500	35,250
Andrew H. Galligan	26,000	13,000
Doug Alleavitch	13,000	6,500
Patrick Schmitz	13,000	6,500

In addition, in January 2017, we granted Mr. Elghandour an option to purchase 124,175 shares of the Company’s common stock and 31,044 restricted stock units.  Due to the timing of Mr. Elghandour’s promotion to President and Chief Executive Officer of the Company and the timing of the accompanying equity awards in March 2016, Mr. Elghandour did not receive a separate annual award in November 2016 with our other executive officers.  The equity award grant in January 2017 was based on annual grant values reported for the Company’s peer group and intended to both mitigate the retention risk created by the otherwise 21-month gap in equity award grants and to bring Mr. Elghandour’s equity holdings closer to alignment with the comparable officers in the peer group when viewed with his March 2016 promotion awards. Similar to the November 2016 awards to the Company’s NEOs, the January 2017 grant was heavily weighted with options and intended to create long-term shareholder value.  The grant in November 2017 was intended to align the timing of Mr. Elghandour’s equity compensation review and annual awards with the other executive officers of the Company.  Going forward, we expect that all of Mr. Elghandour’s equity awards will be granted once a year, in November, along with the executive officers of the Company.

In connection with Mr. Alecxih’s commencement of employment with us, we granted him an initial award of options and RSUs.  Mr. Alecxih’s initial stock option grant covers 45,000 shares of the Company’s common stock and vests as to 25% of the shares on the first anniversary of his hire date and as to 1/48th of the shares on each monthly anniversary thereafter, subject to continued employment on each applicable vesting date.  Mr. Alecxih’s initial RSU grant covers 12,000 shares of the Company’s common stock and vests as to 1/4th of the shares on each anniversary of January 2, 2018, subject to continued employment on each applicable vesting date.

In determining the overall values of the equity grants to our NEOs in 2017, the Compensation Committee considered a number of factors, including those set forth above under “Determination of Executive Compensation”, as well as, for reference, the 25th, 50th and 75th percentiles of compensation paid by our peer group of companies, though it did not benchmark to any particular percentile.

The Compensation Committee considered the 2017 grants to be appropriate in order to provide retention value, increase the amount of compensation at risk and more closely tie our NEOs’ pay to our stockholders’ interests.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code, such that a portion of their eligible compensation may be deferred on a pre-tax basis. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. In 2016, we began a matching contribution program to employees under the 401(k) plan, for which our NEOs are eligible to participate.

Perquisites and Other Personal Benefits

We do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Change in Control Severance Arrangements

We are party to an employment agreement with Mr. Elghandour and change in control severance agreements with each of our other NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2017, are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Insider Trading Policy. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.”  Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation.  As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. While our Board and Compensation Committee may take the deductibility of compensation into account when making compensation decisions, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Nonqualified Deferred Compensation. Our Board and Compensation Committee take into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2017, 2016 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Rami Elghandour,	2017	680,000	—	5,041,130	6,449,703	1,048,356	5,000	13,224,189
Chief Executive Officer and President	2016	462,167	—	3,471,378	6,982,565	484,594	86,184	11,486,888
	2015	331,000	—	—	1,486,867	165,500	84,283	2,067,650
Andrew H. Galligan,	2017	430,000	—	998,530	858,068	430,905	5,000	2,722,503
Chief Financial Officer	2016	331,000	—	598,707	1,110,474	297,900	5,000	2,343,082
	2015	331,000	—	—	1,336,678	165,500	—	1,833,178
James Alecxih,	2017	19,886	—	1,291,905	795,120	—	—	2,106,911
Vice President, Worldwide Sales
Doug Alleavitch,	2017	315,000	—	499,265	429,034	242,818	5,000	1,491,117
Vice President, Quality	2016	305,000	—	292,037	541,688	228,750	5,000	1,372,476
	2015	217,317	20,000	—	1,624,738	86,927	—	1,948,982
Patrick Schmitz	2017	315,000		499,265	429,034	242,818	5,000	1,491,117
Vice President, Operations	2016	241,458	—	552,542	1,089,804	182,853	5,000	2,071,658

(1) For the stock and option awards columns, amounts shown represents the grant date fair value of options granted as calculated in accordance with ASC Topic 718. See Note 8 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2017 for the assumptions used in calculating these amounts.

(2) The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual cash performance-based bonuses earned by our NEOs pursuant to the achievement of certain company performance objectives. For fiscal year 2017, these amounts were paid to the NEOs in March 2018. Please see the descriptions of the annual performance bonuses paid to our NEOs in the section entitled “Compensation Discussion and Analysis - Annual Performance-Based Incentive Compensation” above.

(3) The amounts reported in the All Other Compensation column for 2017 represent (i) for all NEOs, the amounts earned under the Company’s 401(k) matching contribution program, which are subject to annual pro-rata vesting, and (ii) for Mr. Elghandour, an additional amount for supplemental insurance benefits.

2017 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2017:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date		Target ($)	Maximum ($)	All Other Stock Awards: (#) of Shares of Stock or Units	All Other Option Awards: (#) of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (2)
Rami Elghandour			680,000	1,360,000
	01/03/2017	(3)			31,044	124,175	$75.17	$6,456,597
	11/14/2017	(4)			35,250	70,500	$76.81	$5,034,236
Andrew H. Galligan			279,500	559,000
	11/14/2017	(4)			13,000	26,000	$76.81	$1,856,598
James Alecxih			—	—
	12/12/2017	(5)			12,000	45,000	$66.26	$2,087,025
Doug Alleavitch			157,500	315,000
	11/14/2017	(4)			6,500	13,000	$76.81	$928,299
Patrick Schmitz			157,500	315,000
	11/14/2017	(4)			6,500	13,000	$76.81	$928,299

(1) Pursuant to our 2017 annual bonus program, the target bonuses for each of our NEOs, as a percentage of annualized base salary, was: Mr. Elghandour: 100%; Mr. Galligan: 65%; Mr. Alleavitch: 50%; and Mr. Schmitz: 50%. Mr. Alecxih was not eligible to participate in our 2017 annual bonus program.  Maximum amounts assume achievement at the highest level for worldwide revenue and the sales representative hiring and training goals and full achievement of all other goals.  For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.

(2) The amounts shown represent the fair value per share as of the grant date determined in accordance with ASC Topic 718, multiplied by the number of shares. See Note 8 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2017 for the assumptions used in calculating these values.

(3) Options vest as to 1/48th of the shares subject to the option on each monthly anniversary of January 3, 2017, subject to continued employment. RSUs vest as to 1/4th of the shares on the each annual anniversary of January 3, 2017, subject to continued employment.

(4) Options vest as to 1/48th of the shares subject to the option on each monthly anniversary of November 14, 2017, subject to continued employment. RSUs vest as to 1/4th of the shares on the each annual anniversary of November 1, 2017, subject to continued employment.

(5) Options vest as to 1/48th of the shares subject to the option on each monthly anniversary of December 12, 2017, subject to continued employment. RSUs vest as to 1/4th of the shares on the each annual anniversary of January 2, 2018, subject to continued employment.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017.

	Stock Option Awards						Restricted Stock Units
Name	Vesting Commencement Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date (2)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Rami Elghandour	12/18/2012	(4)	119,546	—	3.60	12/17/2022
	05/15/2013		65,051	—	3.60	05/14/2023
	11/05/2014		43,562	12,952	18.00	11/04/2024
	11/05/2015		25,781	23,719	63.23	11/30/2025
	06/01/2016		75,860	126,434	54.50	03/08/2026	06/01/2016		35,829	2,473,634
	06/01/2016	(5)	16,858	50,574	54.50	03/08/2026	06/01/2016	(6)			11,943	824,545
	01/03/2017		28,456	95,719	75.17	01/02/2027	01/03/2017		31,044	2,143,278
	11/14/2017		1,468	69,032	76.81	11/13/2027	11/01/2017		35,250	2,433,660
Andrew H. Galligan	05/18/2010	(4)	18,404	—	1.44	05/17/2020
	09/29/2011	(4)	43,894	—	3.60	09/28/2021
	05/15/2013		36,286	—	3.60	05/14/2023
	11/05/2014		22,511	12,952	18.00	11/04/2024
	11/05/2015		23,177	21,323	63.23	11/30/2025
	11/05/2016		7,402	19,931	87.62	11/15/2026	11/01/2016		5,125	353,830
	11/14/2017		541	25,459	76.81	11/13/2027	11/01/2017		13,000	897,520
James Alecxih	12/12/2017	(4)	—	45,000	66.26	12/11/2027	01/02/2018		12,000	828,480
Doug Alleavitch	04/09/2015	(4)	24,333	12,167	53.70	04/09/2025
	11/05/2015		10,937	10,063	63.23	11/30/2025
	11/05/2016		3,611	9,722	87.62	11/15/2026	11/01/2016		2,500	172,600
	11/14/2017		270	12,730	76.81	11/13/2027	11/01/2017		6,500	448,760
Patrick Schmitz	03/14/2016	(4)	8,750	11,250	57.89	03/13/2026	04/05/2016		3,375	233,010
	11/05/2016		3,611	9,722	87.62	11/15/2026	11/01/2016		2,500	172,600
	11/14/2017		270	12,730	76.81	11/13/2027	11/01/2017		6,500	448,760

(1) Except as otherwise noted, options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(2) Except as otherwise noted, RSUs vest as to 1/4th of the shares on each anniversary of the vesting commencement date, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(3) Value is based on $69.04, the closing stock price of our common stock on December 29, 2017, the last trading day of fiscal 2017.

(4) The option vests as to 1/4th of the shares on the one year anniversary of the vesting commencement date and vests as to 1/48th of the shares on each monthly anniversary thereafter, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(5) The option vests as to 1/4th of the shares upon the timely filing of the Company’s Form 10-K over each of the four years following grant date, subject to the achievement of certain revenue milestones and the holder continuing to provide services to the Company through each such vesting date.

(6) The RSUs vest as to 1/4th of the shares upon the timely filing of the Company’s Form 10-K over each of the four years following grant date, subject to the achievement of certain revenue milestones and the holder continuing to provide services to the Company through each such vesting date.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised during the year ended December 31, 2017, and the related value realized upon exercise by our NEOs, as well as the restricted stock units that vested during the year ended December 31, 2017, and the related value realized upon vesting.

	Option Awards		RSUs
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Rami Elghandour	10,000	914,320	15,923	1,110,470
Andrew H. Galligan	38,000	2,845,710	1,708	151,995
Doug Alleavitch	—	—	833	74,129
Patrick Schmitz	—	—	1,958	178,416

(1) The value realized equals the excess of the market price of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

(2) The value realized on the vesting date is based on the closing trading price of our common stock on the vesting date, multiplied by the number of RSUs vested.

Potential Payments Upon Termination or Change in Control

We are party to an employment agreement with Mr. Elghandour (the “Elghandour Agreement”) and change in control severance agreements with each of our other NEOs (the “CIC Severance Agreements”), each of which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason, both outside of a change in control and in connection with a change in control.

Under the Elghandour Agreement, in the event Mr. Elghandour’s employment is terminated by us other than for “cause” or as a result of Mr. Elghandour resigning for “good reason” (each, as defined in the Elghandour Agreement), then Mr. Elghandour will receive (i) a severance payment equal to 12 months of Mr. Elghandour’s base salary, payable in a cash lump sum, and (ii) payment or reimbursement by us of COBRA premiums for up to 12 months. In the event Mr. Elghandour’s employment is terminated within the period commencing three months prior to and ending 12 months following a change of control, by us other than for cause or as a result of Mr. Elghandour resigning for good reason, then in lieu of the foregoing severance benefits, Mr. Elghandour will receive (i) a severance payment equal to the sum of (a) two times Mr. Elghandour annual base salary and (b) two times Mr. Elghandour’s annual target bonus, payable in cash lump sum, (ii) payment or reimbursement by us of COBRA premiums for up to 24 months, and (iii) 100% of Mr. Elghandour’s then-unvested options and other equity awards will immediately vest and, if applicable, become exercisable. Mr. Elghandour’s severance benefits are contingent on Mr. Elghandour providing a general release of claims against us.

Pursuant to the terms of the CIC Severance Agreements with our other NEOs, in the event the executive’s employment is terminated by us other than for “cause” or the executive experiences a “constructive termination” (each, as defined in the CIC Severance Agreements and hereinafter, a qualifying termination), then the executive will receive as severance six months of base salary in a single cash lump sum payment and up to six months of COBRA reimbursement; provided, that in the event of a qualifying termination that occurs within the period commencing three months prior to and ending 24 months after a change in control, each NEO would be eligible to receive the sum of 18 months of base salary and 1.5 times the NEO’s target annual bonus, payable in a lump sum, up to 18 months of COBRA reimbursement and full vesting acceleration for each stock option and other equity award held by the NEO. The executive must timely deliver an effective release of claims to us in order to be eligible for the foregoing severance benefits.

Each of the foregoing agreements provides for a parachute payment “best pay” provision, under which payments and benefits will either be made to the executive in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

The following table shows the payments and benefits that would be made to our NEOs assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2017.

Name	Base Salary and Target Bonus ($)	COBRA Premiums ($)	Equity Acceleration ($) (1)	Total Potential Payment ($) (2)
Rami Elghandour
Qualifying Termination	680,000	29,615		709,615
Qualifying Termination in Connection with a CIC	2,720,001	59,230	11,247,691	14,026,922
Andrew H. Galligan
Qualifying Termination	215,000	14,807		229,807
Qualifying Termination in Connection with a CIC	1,064,250	44,422	2,036,307	3,144,979
James Alecxih
Qualifying Termination	175,000	14,807		189,807
Qualifying Termination in Connection with a CIC	525,000	44,422	953,580	1,523,002
Doug Alleavitch
Qualifying Termination	157,500	10,116		167,616
Qualifying Termination in Connection with a CIC	708,750	30,347	866,468	1,605,565
Patrick Schmitz
Qualifying Termination	157,500	10,116		167,616
Qualifying Termination in Connection with a CIC	708,750	30,347	979,808	1,718,905

(1) With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the unvested, in-the-money options by $69.04, the closing stock price of our common stock on December 29, 2017, the last trading day of fiscal 2017 and (ii) subtracting the exercise price for the unvested stock options. With respect to RSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $69.04, the closing stock price of our common stock on December 29, 2017, the last trading day of fiscal 2017.

(2) Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2017. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

Pay Ratio

Annual total compensation of the CEO for 2017	$13,224,189
Annual total compensation of the median employee for 2017	$183,245
Approximate ratio of annual total compensation CEO to median employee	72.2 : 1

The Company chose December 31, 2017 as the date for establishing the employee population used in identifying the median employee and used fiscal 2017 as the measurement period. The Company identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, earned annual performance-based cash bonuses and commissions and equity awards based on their grant date fair values. Permanent employees who joined in 2017 were assumed to have worked for the entire year. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Risk Assessment

Consistent with the SEC’s requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plan Approved by Stockholders (1)(2)(3)	3,280,812	$43.62	3,302,881
Equity Compensation Plan Not Approved by Stockholders	—	$—	—
Total	3,280,812		3,302,881

(1)	Includes the 2014 Equity Incentive Award Plan, the 2007 Stock Incentive Plan and the 2014 Employee Stock Purchase Plan.
(2)

The 2014 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2014 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) four percent (4%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 11,125,000 shares of stock may be issued upon the exercise of incentive stock options.

(3)

The 2014 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2014 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) one percent (1%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 2,166,666 shares of our common stock may be issued thereunder.  As of December 31, 2017, 836,635 shares of our common stock are reserved for issuance under the 2014 Employee Stock Purchase Plan.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 28, 2018 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each named executive officer as set forth in the summary compensation table above;
•	each of our directors; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 28, 2018 and shares of our common stock subject to RSUs that will vest within 60 days of March 28, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 29,938,549 shares of our common stock issued and outstanding on March 28, 2018. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Nevro Corp., 1800 Bridge Parkway, Redwood City, California 94065.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock	Securities That May Be Acquired Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
BlackRock, Inc.(2)	2,616,753	—	2,616,753	8.7%
The Vanguard Group(3)	2,142,872	—	2,142,872	7.2%
Janus Henderson Group PLC(4)	1,652,556	—	1,652,556	5.5%
Entities affiliated with Franklin Resources, Inc.(5)	1,592,451	—	1,592,451	5.3%
AllianceBernstein L.P.(6)	1,516,300	—	1,516,300	5.1%
Named Executive Officers and Directors:
Rami Elghandour(7)	12,842	449,815	462,657	1.5%
Andrew H. Galligan(8)	10,067	161,293	171,360	*
James Alecxih	—	—	—	*
Doug Alleavitch(9)	8,283	47,884	56,167	*
Patrick Schmitz(10)	1,222	18,582	19,804	*
Michael DeMane(11)	559,921	115,073	674,994	2.3%
Ali Behbahani, M.D.(12)	87	20,962	21,049	*
Lisa D. Earnhardt(13)	—	12,205	12,205	*
Frank Fischer(14)	29,170	20,962	50,132	*
Wilfred E. Jaeger, M.D.(15)	511,151	20,962	532,113	1.8%
Shawn T McCormick(16)	—	26,614	26,614	*
Brad Vale, Ph.D., D.V.M.(17)	2,000	21,234	23,234	*
All 14 directors and executive officers as a group(18)	1,136,695	930,127	2,066,822	6.9%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)

Represents shares of common stock held, options held by such individuals that were exercisable within 60 days of March 28, 2018 and shares deliverable under RSUs that will vest within 60 days of March 28, 2018. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 28, 2018.

(2)

As reported on Schedule 13G/A filed with the SEC on January 25, 2018. The report states that BlackRock Inc. has sole voting power over 2,559,473 shares and sole dispositive power over 2,616,753 shares.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

As reported on Schedule 13G/A filed with the SEC on February 9, 2018. The report states that The Vanguard Group (“Vanguard”) has sole dispositive power over 2,087,044 shares, shared dispositive power over 55,828 shares, sole voting power over 53,671 shares and shared voting power over 3,900 shares. Vanguard reported its beneficial ownership on behalf of itself and the following: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA  19355.

(4)

As reported on Schedule 13G filed with the SEC on February 13, 2018. The report states that Janus Henderson Group PLC (“Janus Henderson”) has shared dispositive power over 1,652,556 shares and shared voting power over 1,652,556 shares. These securities are beneficially owned by investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Janus Henderson. The address of Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(5)

As reported on Schedule 13G/A filed with the SEC on February 7, 2018. Consists of (a) 1,576,887 shares held by Franklin Advisers, Inc., (b) 14,700 shares held by Fiduciary Trust Company International and (c) 864 shares held by Franklin Templeton Investments (Asia) Ltd.  These securities are beneficially owned by investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. (collectively, the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.  The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403‑1906.

(6)

As reported on Schedule 13G filed with the SEC on February 13, 2018. The report states that AllianceBernstein L.P. has sole dispositive power over 1,490,954 shares, shared dispositive power over 25,346 shares and sole voting power over 1,415,822 shares. AllianceBernstein L.P. is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the Securities and Exchange Commission in Release Number 34-39538 (January 12, 1998). AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 25,346 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. Each of AllianceBernstein and the AXA entities reporting herein acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(7)

Consists of 12,842 shares held by Mr. Elghandour and 449,815 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs that will vest within 60 days of March 28, 2018.

(8)	Consists of 10,067 shares held by Mr. Galligan and 161,293 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 28, 2018.
(9)	Consists of 6,766 shares held by Mr. Alleavitch, 1,517 shares held by his spouse and 47,884 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 28, 2018.
(10)

Consists of 1,222 shares held by Mr. Schmitz and 18,582 shares held by Mr. Schmitz may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs that will vest within 60 days of March 28, 2018.

(11)

Consists of 467,367 shares held by Mr. DeMane, 42,554 shares held by Catherine Q. DeMane Trustee, Michael F. DeMane 2012 Irrevocable Trust U/A/D July 26, 2012, 50,000 shares held by Michael DeMane Trustee, Michael F. DeMane 2016 Retailed Annuity Trust U/A/D May 22, 2017 and 115,073 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 28, 2018.

(12)	Consists of 87 shares held by Dr. Behbahani and 20,962 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 28, 2018.
(13)	Consists of 12,205 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 28, 2018.
(14)	Consists of 29,170 shares of common stock and 20,962 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 28, 2018.
(15)

Consists of 20,962 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 28, 2018. Consists of (a) 500,109 shares held by Three Arch Partners IV, L.P. (“Partners”) and (b) 11,042 shares held by Three Arch Associates IV, L.P. (“Associates”). Three Arch Management IV, LLC (the “General Partner”) is the general partner of Partners and Associates. Wilfred E. Jaeger, M.D. is a managing member of the General Partner and a member of our Board. As the managing member of the General Partner he, together with Mark Wan, may be deemed to have voting and dispositive power over the shares held by Partners and Associates, and may be deemed to beneficially own certain of the shares held by Partners and Associates. Such persons and entities disclaim beneficial ownership of all shares held by Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. in which they do not have an actual pecuniary interest. The address of Partners and Associates is 3200 Alpine Road, Portola Valley, CA 94028.

(16)	Consists of 26,614 shares of common stock issuable upon the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 28, 2018.
(17)	Consists of 2,000 shares held by Dr. Vale and 21,234 shares of common stock issuable upon the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 28, 2018.
(18)

Consists of 1,136,695 shares held by all 14 directors and executive officers as a group, and 930,127 shares of common stock issuable upon the exercise of stock options or the delivery of share underlying RSUs that will vest within 60 days of March 28, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for the late filing of a Form 4 by Doug Alleavitch with respect to four transactions in connection with the disposition of an aggregate of 157 shares of our common stock for which Mr. Alleavitch filed a Form 5 in 2018.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Nevro stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 1800 Bridge Parkway, Redwood City, California 94065 or (3) contact our Investor Relations manager, Katherine Bock, by telephone at (650) 433-3247. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Nevro stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 1800 Bridge Parkway, Redwood City, California 94065.

By Order of the Board of Directors

/S/ RAMI ELGHANDOUR
Rami Elghandour
President and Chief Executive Officer
April 6, 2018

NEVRO CORP. 1800 BRIDGE PARKWAY REDWOOD CITY, CA 94065  VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/NVRO  You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until  11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  E44753-P05562  NEVRO CORP. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the  The Board of Directors recommends you vote FOR  number(s) of the nominee(s) on the line below.  the following:  1. Election of Directors !!! Nominees:  01) Brad Vale, Ph.D., D.V.M. 02) Michael DeMane 03) Lisa D. Earnhardt The Board of Directors recommends you vote FOR the following proposals: For Against Abstain  2. To ratify the selection, by the Audit Committee of the Company's Board of Directors, of PricewaterhouseCoopers LLP as the independent registered !!! public accounting firm of the Company for its fiscal year ending December 31, 2018 3. To approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the Company's proxy statement in !!! accordance with the compensation disclosure rules of the Securities and Exchange Commission NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.  For address changes and/or comments, please check this box  !   and write them on the back where indicated.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  E44754-P05562  NEVRO CORP. Annual Meeting of Stockholders May 21, 2018 10:30 AM, PDT This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Rami Elghandour, Andrew H. Galligan and Kashif Rashid, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NEVRO CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PDT on May 21, 2018, at www.virtualshareholdermeeting.com/NVRO, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Address Changes/Comments: _______________________________________________________________________________  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)  Continued and to be signed on reverse side